Exhibit 14.1

INTEGRATED CIRCUIT SYSTEMS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide directors, officers, and employees of the Company. All of the Company’s directors, officers, and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

If a law conflicts with a policy in this Code, the director, officer and employee must comply with the law; however, if a local custom or policy conflicts with this Code, the director, officer and employee must comply with the Code. If the director, officer or employee has any questions about these conflicts or about this Code, he or she should ask his/her supervisor. If there is no supervisor or if he or she needs additional assistance, contact the Company’s Director of Legal Affairs.

This Code will be strictly enforced. All managers and supervisors are required to enforce this policy and are not permitted to sanction or condone violations. There will be serious adverse consequences for non-adherence to the Code, which may include removal from a position as director or officer, and dismissal as an employee of the Company. If the director, officer or employee is in a situation thought to violate or lead to a violation of this Code, he or she should follow the procedures described in Sections 15-17 of this Code.

1. Compliance with Laws

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All directors, officers, and employees must obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or as noted the Director of Legal Affairs.

2. Ethical Conduct

Beyond compliance with laws, the Company requires that all its directors, officers, and employees act in a manner which meets the highest standards of ethical behavior. This includes the obligation to avoid any actual or apparent conflicts of interest in personal and professional relationships. The honesty and integrity of the Company’s business conduct must not be compromised. The Company will not condone ethical violations for the sake of personal gain, personal advantage, expediency, or perceived business advantage.

3. Accounting, Auditing Matters, and Public Disclosure Obligations

The Company’s requirement that directors, officers, and employees follow the highest ethical standards applies directly to all actions which involve business accounting, financial reporting, internal accounting controls, auditing matters, and public disclosure obligations. Full, fair, accurate, timely, and understandable disclosure is required in all reports and documents that the Company files with, or submits to, the Securities Exchange Commission and in any other public communications.

The Audit Committee of the Company has adopted special procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. These procedures are set out in Section 17 of this Code.

4. Conflicts of Interest

Any direct or indirect conflict of interest between the Company and any director, officer, or employee is prohibited unless previously consented to by the Company. The Company believes that it is in its best interests and is consistent with the obligations of directors, officers, and employees to the Company to establish the policy that all business decisions will reflect independent judgment and discretion, uninfluenced by any considerations other than those honestly believed to be in the best interests of the Company and its shareholders. Any decision will be deemed to be in conflict with the interests of the Company if, in the course of affiliation with the Company, the judgment and discretion of a director, officer, or employee is or may be influenced by considerations of personal gain or benefit, or gain or benefit to a third party, whether or not affiliated with the director, officer, or employee. The divided loyalty that is present when a director, officer, or employee has a conflict of interest could potentially lead to serious problems for the Company and could be grounds for disciplinary action or termination by the Company.

It is not possible to describe every situation or occurrence that could lead to a conflict of interest between a director, officer, or employee and the Company. The following events are intended to describe, by way of example, situations that could occur that could lead to a conflict of interest with the Company:

•	Relationships with Customers or Competitors: Stock ownership and other financial interests or participation in any customer, supplier or competitor of the Company that influences a director’s, officer’s or employee’s decisions.

•	Indirect Interests and Relationships: A conflict of interest can arise because of the business activities of an affiliate of a director, officer, or employee. The term affiliate includes close family members and family members who live in the same household as a director, officer, or employee. A director, officer, or employee has a potential conflict of interest whenever his or her affiliate has a significant interest in a transaction or a significant relationship with any customer, supplier or competitor of the Company. The director, officer, or employee should not make or influence any decision which could directly or indirectly benefit his or her affiliate.

•	Gifts, Loans and Entertainment: A director, officer, or employee will not accept gifts from competitors or from anyone having or seeking business with the Company, other than noncash gifts of nominal value generally used for promotional purposes by the giver, or accept loans from any person having or seeking business with the Company (other than loans from banks or financial institutions at prevailing market rates and terms).

•	Participation in business related functions are permitted, including the acceptance of lunches or other meals. However, each director, officer, or employee should exercise care to ensure that such functions are necessary and related to the conduct of business on behalf of the Company. If in doubt, the director, officer or employee should consult the supervisor or if none, the Director of Legal Affairs, before participation.

•	Outside Business Activities: Participation in any outside business or employment will be a conflict of interest if the director, officer, or employee’s participation in that business interferes with his or her ability to devote proper time and attention to his or her appointment or employment, respectively.

•	Nonbusiness Activities: Participation in the activities of a trade association, professional society, charitable institution or governmental institution on a noncompensated basis or holding a part-time public office (with or without compensation) will not generally create a conflict of interest in violation of this Code. However, if any director, officer, or employee is unsure of his or her particular situation, then before participation, he or she should consult his/her supervisor. If there is no supervisor or if he or she needs additional assistance, he or she should ask the Director of Legal Affairs.

•	Personal Use of Company Property and Company Information: It is against Company policy for any director, officer, or employee to use or divert any company property, including services of other employees, for his or her own advantage or benefit or use the Company letterhead when writing personal correspondence.

5. Insider Trading

Directors, officers, and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business and in strict conformance with all applicable laws and SEC regulations. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If the director, officer or employee has any questions, consult the Director of Legal Affairs.

6. Corporate Opportunities

All directors are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No director, officer or employee may use corporate property, information or position for improper personal gain, or compete with the Company either directly or indirectly. Directors, officers, and employees owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.

7. Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers or suppliers. If a director, officer or employee is uncertain about the appropriateness of a gift, he or she should discuss this with his/her supervisor (or if none, the Director of Legal Affairs) before accepting any such gifts.

8. Discrimination, Harassment and Retaliation

The diversity of the Company’s employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate discrimination, harassment or retaliation. The Company’s policy against discrimination applies to any legally protected status including race, color, gender, religion, national origin, disability, veteran status, and age. This policy also prohibits discrimination against any person who provides information to a federal regulatory or law enforcement agency, a member of Congress or any committee of Congress, or to a manager or supervisor concerning conduct which the employee reasonably believes constitutes a violation of securities laws or any provision of federal law relating to fraud against shareholders. The Company also prohibits discriminatory harassment of any employee covered by the policy against discrimination.

No director, officer, or employee may retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination.

No one may take any action harmful to any person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense.

9. Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe conditions.

Violence and threatening behavior are not permitted. Employees should report to work and while at work always be in a condition to perform their duties, free from the debilitating influence of drugs, including illegal drugs, and alcohol. The possession, sale or use of alcohol or illegal drugs in the workplace will not be tolerated.

10. Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If an employee is not sure whether a certain expense is legitimate, he/she should ask his/her supervisor.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform to applicable legal requirements, generally accepted accounting principles, and the Company’s system of internal controls. Further, it is prohibited under federal law and Company policy to fraudulently influence, coerce, manipulate or mislead the Company’s independent public accountants for the purpose of rendering the Company’s financial statements materially misleading. Full, fair, accurate, timely, and understandable disclosure is required in all reports and documents that the Company files with, or submits to, the Securities Exchange Commission and in any other public communications.

Business records and communications often become public, and directors, officers and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation consult the Director of Legal Affairs.

11. Confidentiality

Employees must maintain the confidentiality of the information entrusted to them by the Company or its customers, except when disclosure is authorized by the President and Chief Executive Officer, a Vice President, the Director of Legal Affairs, or required by law. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends.

12. Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported to the supervisor, or if that is inappropriate, to the Director of Legal Affairs for investigation.

The obligation of employees to protect the Company’s assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing product development and service plans, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy. It could also be illegal and result in civil or even criminal penalties.

13. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Director of Legal Affairs can provide guidance in this area.

14. Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed as required by law or Nasdaq rules. No other waiver is permitted, except by the Board of Directors.

15. Personal Responsibility

It is essential that the Company ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since directors, officers and employees cannot anticipate every situation that will arise, it is important to have guidelines on how approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from Company resources. If you believe that it is not appropriate to discuss an issue with your supervisor, or you do not feel comfortable approaching your supervisor with your question, contact the Director of Legal Affairs.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected to the fullest extent possible, consistent with the need to investigate and with any pertinent laws. The Company does not permit retaliation of any kind for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

16. Reporting/Investigation Procedures

Any employee who reasonably believes that there has been a material violation of this Code should report it immediately to the Director of Legal Affairs. If the violation is caused by questionable accounting or auditing matters the employee may submit an anonymous complaint as discussed in Section 17. The Director of Legal Affairs (or his/her designee) will promptly investigate the matter. The investigation will be handled discreetly and appropriately, and the information will be disclosed to others only on a need to know basis and as required by law. There will be no adverse action taken against employees who, in good faith, report violations of the Code or who participate in the investigation. If the investigation leads to a conclusion that a material violation of the Code has occurred, the Company will take appropriate corrective action, which may include removal from a position as director or officer, and dismissal as an employee of the Company.

The Company recognizes the potentially serious impact of a false accusation. Employees are expected as part of the ethical standards required by this Code to act responsibly in making complaints. Making a complaint without a good faith basis is itself an ethical violation. Any employee who makes a complaint in bad faith will be subject to appropriate corrective action including dismissal.

17. Procedures for Submitting Confidential, Anonymous Complaints Regarding Accounting and Auditing Matters

As an alternative to the procedures described in Section 16, any employee who reasonably believes that there has been a material violation of this Code caused by questionable accounting or auditing matters has the right to submit a confidential, anonymous complaint to the Director of Legal Affairs. The complaint should be made in written form and provide sufficient information so that a reasonable investigation can be conducted. The complaint should be addressed to Integrated Circuit Systems, Inc., Director of Legal Affairs, 2435 Boulevard of the Generals, Norristown PA 19403.